Exhibit 3.1

Certificate of Amendment

Emerald Oil, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.	This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on June 11, 2014 (the “Certificate of Incorporation”).

2.	Section 4 of the Certificate of Incorporation shall be amended by adding the following section to the end of Section 4 as a new sub-section 4.1 of the Certificate of Incorporation, that reads as follows, subject to compliance with applicable law:

“Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each twenty (20) shares of Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive a fractional share of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the product obtained by multiplying (a) the closing price per share of the Common Stock as reported on the NYSE MKT as of the date of the Effective Time, by (b) the fraction of one share owned by the stockholder. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

3.	Section 2 of the Certificate of Incorporation Exhibit A shall be amended by adding the following section to the end of Section 2 as a new sub-section 2.1 of the Certificate of Incorporation Exhibit A, that reads as follows, subject to compliance with applicable law:

“Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each twenty (20) shares of Series B either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Series B (the “Series B Reverse Stock Split”). No fractional shares shall be issued in connection with the Series B Reverse Stock Split. Stockholders who otherwise would be entitled to receive a fractional share of Series B shall be entitled to receive one (1) additional share of Series B from the Corporation in lieu of such fractional share interests. Each certificate that immediately prior to the Effective Time represented shares of Series B (“Old Certificates”), shall thereafter represent that number of shares of Series B into which the shares of Series B represented by the Old Certificate shall have been combined, subject to the rounding up of fractional share interests as described above.”

4.	These amendments were duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

5.	This Certificate of Amendment shall be effective at 4:15 pm Eastern Time on May 20, 2015.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by McAndrew Rudisill, its Chief Executive Officer, this 20th day of May, 2015.

By: /s/ McAndrew Rudisill

Name: McAndrew Rudisill

Title: Chief Executive Officer

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